NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	February 25, 2008	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300 telephone (214) 559-0301 facsimile

DORCHESTER MINERALS, L.P. ANNOUNCES CHANGE IN BOARD OF MANAGERS

DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the death of Mr. Rawles Fulgham and the appointment of Mr. Ron Trout as Mr. Fulgham’s successor as an Independent Manager.

John Rawles Fulgham served the Partnership and one of its successors as a member of the Advisory Committee and Independent Manager since 1995.  His service to, and exemplary leadership of, these entities is honored and cherished by their management, employees and limited partners.

Ronald P. Trout was appointed an Independent Manager to serve on the Advisory Committee until our Annual Meeting in May 2008, when he is eligible for election by our unitholders.  Mr. Trout served from 2001 to 2003 on the Advisory Committee of Dorchester Hugoton, Ltd., one of our predecessors.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.